EXHIBIT 99.1

PRESS RELEASE

Contact: Scott R. Meyerhoff
Chief Financial Officer, InterCept
(770) 248-9600

INTERCEPT SELECTED AS SOVEREIGN BANK’S
NEW ITEM PROCESSING PROVIDER

Letter of intent for $120 million plus contract
signals expansion of InterCept customer base

ATLANTA, GA (October 3, 2002) — InterCept, Inc. (Nasdaq: ICPT), a leading provider of banking technology products and services for financial institutions and other businesses, announced today that Sovereign Bank (NYSE: SOV) has signed a letter of intent with InterCept for item processing and check imaging services. Sovereign is a $38 billion financial institution headquartered in Pennsylvania with approximately 530 community banking offices in New England and the Mid-Atlantic states.

InterCept CEO John W. Collins commented, “We are very excited about the opportunity to be Sovereign’s new item processing provider. This is a landmark accomplishment for InterCept as we seek to provide check imaging services to institutions of all sizes. We believe that our item processing solution would improve Sovereign’s technological capabilities and enable them to offer faster, more efficient service to their customers. We hope to establish a long-term relationship with Sovereign and will work closely with their team over the next few months to finalize our agreement and develop a conversion plan to transition them to our system.”

InterCept and Sovereign have signed a letter of intent outlining the terms of the agreement, which is subject to the negotiation and execution of a definitive contract. If a definitive contract is executed, InterCept projects that total revenue from the Sovereign contract will be in excess of $120 million over its multi-year term. As part of the letter of intent, InterCept issued 375,000 shares of its common stock to Sovereign.

To accommodate the additional business, InterCept plans to open four new item processing centers, expand two existing centers and add approximately 200 new employees. It is anticipated that Sovereign will begin converting its item processing to InterCept in late 2003 upon the expiration of the agreement with its current vendor, and that conversion of all Sovereign facilities will be complete in early 2004.

About InterCept

InterCept, Inc. is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of financial institutions. InterCept’s products and services include core data processing, check processing and imaging, electronic funds transfer, debit and credit card processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.

About Sovereign

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $38 billion financial institution with approximately 530 community banking offices, more than 1,000 ATMs and about 7,500 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island. Sovereign Bank is one of the top 25 largest banking institutions in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.

This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about InterCept. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of InterCept’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether InterCept can: successfully negotiate and sign a definitive agreement with Sovereign and, if signed, realize the revenues and profits anticipated from the contract; continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate recent acquisitions of assets and businesses and other operations we may acquire; continue to provide enhanced and new products and services that appeal to our financial institution customers; successfully respond to competition in our industry; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that Netzee may be unable to repay our loan and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in detail in the section in our most recent Quarterly Report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations — Disclosure Regarding Forward-Looking Statements.

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